Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Christopher L. Turner President and Chief Executive Officer (214) 634-0403

DIAGNOSTIC HEALTH SERVICES FILES FOR
PROTECTION FROM CREDITORS UNDER CHAPTER 11

Company Expects to Continue to Offer Services
Under Same Terms and Conditions

DALLAS, Texas (March 20, 2000) - Diagnostic Health Services, Inc. (OTCBB:DHSM) today announced that it has filed for protection under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court in Dallas, Texas. The filing was necessary to permit the Company to continue normal operations while it continues to restructure its operations and its balance sheet to provide increased viability in the changing healthcare industry. At present, the Company considers that its common stock has essentially no value.

Diagnostic Health Services, Inc. is a leading provider of medical outsourcing services to hospitals and other healthcare facilities. Diagnostic Health Services provides radiology and cardiology diagnostic services and equipment to healthcare facilities on an in-house and shared basis. The Company operates in 17 midwestern, western and southern states.

Certain matters discussed in this press release contain forward-looking statements that involve risk and uncertainties including, but not limited to future revenues, earnings prospects and the Company's ability to execute its business plan. Although DHS believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. Parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exchange Commission.